Celsius Holdings Reports Full-Year 2025 and Fourth Quarter Financial Results

Record annual revenue of $2.5 billion reflects scale and disciplined growth in fast-growing energy category

Strategic energy leadership and portfolio integration within PepsiCo system positions company for sustainable growth

Celsius Holdings’ portfolio contributed 33% of the zero-sugar l U.S. energy category’s $3.3 billion growth in 20251

BOCA RATON, Fla., Feb. 26, 2026 — Celsius Holdings, Inc. (Nasdaq: CELH) (“Celsius Holdings” or “the company”) today reported fourth quarter and full-year 2025 financial results.

Summary of Fourth Quarter and Full-Year 2025 Financial Results

Summary Financials	4Q 2025	4Q 2024	Change	FY 2025	FY 2024	Change
(Millions except for percentages and EPS)
Revenue	$721.6	$332.2	117%	$2,515.3	$1,355.6	86%
North America	$699.5	$311.9	124%	$2,422.5	$1,280.9	89%
International	$22.1	$20.3	9%	$92.8	$74.7	24%
Gross Margin	47.4%	50.2%	-280 BPS	50.4%	50.2%	+20 BPS
Net Income	$24.7	$(18.9)		$108.0	$145.1	(26)%
Net Income att. to Common Shareholders	$9.1	$(25.8)		$63.8	$107.5	(41)%
Diluted EPS	$0.04	$(0.11)		$0.25	$0.45	(44)%
Adjusted Diluted EPS*	$0.26	$0.14	86%	$1.34	$0.70	91%
Adjusted EBITDA*	$134.1	$62.9	113%	$619.6	$255.7	142%

*The company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”), but management believes that disclosure of Adjusted EBITDA and Adjusted Diluted EPS, which are non-GAAP financial measures that management uses to assess our performance, may provide users with additional insights into operating performance. Please see “Use of Non-GAAP Measures” and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures, both of which can be found below.

John Fieldly, Chairman and CEO of Celsius Holdings, said: “2025 was a defining year for Celsius Holdings as we delivered record full-year revenue of $2.5 billion, underscoring the power of our brands and the strength of our growth model. With CELSIUS, Alani Nu, and Rockstar Energy, we’re building a scaled Modern Energy portfolio with distinct roles, recruiting new consumers and expanding consumption occasions. As PepsiCo’s energy category captain in the U.S. and with an aligned commercial strategy, we reached an approximate 20% dollar share of the U.S. energy drink category in Q4 2025. With an evolved operating model and our brand integration firmly on track, we are entering 2026 with positive momentum, scale and confidence in our ability to deliver sustainable, long-term shareholder value.”
FINANCIAL AND MARKET HIGHLIGHTS FOR FULL-YEAR 2025
For the year ended Dec. 31, 2025, revenue totaled approximately $2,515.3 million, compared to $1,355.6 million for the prior year, representing growth of 85.5%. The increase was primarily driven by $1,001.9 million of revenue from the Alani Nu® brand in the second, third and fourth quarters of 2025. In addition, Rockstar Energy® contributed $55.6 million, and CELSIUS® brand revenue grew 7.5% to $1,457.7 million.
1 Circana Total US MULO+ w/C Building Year 2025 RTD Energy ended 12/28/2025.

International revenue totaled $92.8 million for the year ended Dec. 31, 2025, representing a 24% increase compared to 2024, driven by sustained growth in the Nordics, and continued momentum in expansion markets, including the UK, Ireland, France, Australia, New Zealand and Benelux.

For the year ended Dec. 31, 2025, gross profit increased by $587.1 million to $1,267.3 million from $680.2 million in 2024. Gross profit margin was 50.4% for the year ended Dec. 31, 2025, compared to 50.2% in 2024, driven primarily by the integrations of Alani Nu and Rockstar Energy, distribution transition costs for Alani Nu, as well as transportation costs, offset by product and pack mix, as well as ongoing improvements made to cost of goods sold associated with raw material and manufacturing savings.

Selling, general and administrative expenses for the year ended Dec. 31, 2025 increased $602 million, or 115%, to $1,126 million from $524 million in 2024, representing 44.8% of revenue. This increase was primarily driven by distributor termination costs of $327 million as well as $60 million of acquisition-related costs. Adjusted selling, general and administrative expenses, which excludes distributor termination costs and acquisition-related costs, represented 29.4% of revenue for the year ended Dec. 31, 2025.2

Diluted earnings per share for the year ended Dec. 31, 2025 was $0.25 compared to $0.45 for the prior-year. Non-GAAP adjusted diluted earnings per share for the year ended Dec. 31, 2025, was $1.34 compared to $0.70 in 20243.

Retail Performance
Retail sales of the Celsius Holdings portfolio (CELSIUS, Alani Nu and Rockstar Energy) in U.S. tracked channels (MULO+ w/C) increased 22% year over year as reported by Circana for the calendar year ended Dec. 28, 2025. Celsius Holdings increased total distribution points by 15% and achieved ACV of 99.5% for the period4.

CELSIUS brand retail sales increased 6% year over year for the year ended Dec. 28, 20255. Total distribution points increased 20% and the brand achieved ACV of 98.5% in the period.

Alani Nu retail sales increased 101% year over year for the year ended Dec. 28, 20256, continuing its category outperformance, driven by strong innovation, distribution and adoption by new consumers. Alani Nu increased Total distribution points by 39% and achieved ACV of 92.6% in the period7.

Rockstar Energy retail sales decreased 11% year over year for the year ended Dec. 28, 20258. Rockstar Energy total distribution points decreased by 17% and achieved ACV of 85.4% in the period9.

FINANCIAL AND MARKET HIGHLIGHTS FOR THE FOURTH QUARTER OF 2025
For the three months ended Dec. 31, 2025, revenue totaled approximately $721.6 million, compared to $332.2 million for the prior-year period, representing 117% growth. The increase reflected the acquisitions of Alani Nu on April 1, 2025, and Rockstar Energy on Aug. 28, 2025. Alani Nu achieved record sales of approximately $370.0 million in the fourth quarter of 2025, benefiting from significant ongoing customer demand as well as increased orders from our largest distributor as Alani Nu moved out of its prior distribution system and into the PepsiCo distribution system. Rockstar Energy contributed approximately $45.0 million in revenue in the fourth quarter of 2025. CELSIUS brand revenue declined approximately 8% in the fourth quarter of 2025 compared to the same period last year, primarily due to anticipated, temporary integration-related timing dynamics and the sequencing of orders from the company’s largest distributor. These factors resulted in a short term misalignment between shipments, distributor depletions, and promotional activity during the quarter and are not reflective of underlying retail demand trends, with U.S. tracked retail sales increasing 13% for the 13 weeks ended Dec. 28, 2025. There was a net positive impact of approximately $25 million between the Alani Nu load-in to PepsiCo
2 Please see “Use of Non-GAAP Measures”.
3 Please see “Use of Non-GAAP Measures”.
4 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy
5 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy
6 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy
7 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy
8 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy
9 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy and the timing differences with the CELSIUS brand during the fourth quarter of 2025. While fluctuations can occur between reported results and tracked data, there is more consistent alignment over longer time periods, and we continued to see strong tracked data for the 13-week period ended Dec. 28, 2025, across both CELSIUS and Alani Nu as well as continued strong growth across January and February of 2026.

International revenue totaled $22.1 million for the fourth quarter of 2025, representing a 9% increase compared to the same period in 2024, driven by growth in the Nordics, and continued momentum in our expansion markets including the UK, Ireland, France, Australia, New Zealand and Benelux.

For the three months ended Dec. 31, 2025, gross profit increased by $175.1 million to $341.8 million from $166.7 million for the prior-year period. Gross profit margin was 47.4% for the three months ended Dec. 31, 2025, compared to 50.2% for the same period in 2024, reflecting dilution from Rockstar Energy and higher cost of product related to integration costs as well as tariffs, partially offset by billbacks as a percentage of revenue, improved outbound freight and favorable product and pack mix.

Gross margin was impacted by several one-time integration and distribution transition costs associated with the timing of integrating Alani Nu and Rockstar Energy as well as transitioning Alani Nu into the PepsiCo distribution system. In addition, the timing of cost-down initiatives, such as raw material costs and freight costs, are occurring across the integration periods for Alani Nu and Rockstar Energy. While operational efficiencies and revenue growth management will be ongoing initiatives within the company, we expect to complete the Alani Nu integration as of the end of the first quarter of 2026, and we expect Rockstar Energy to be integrated by the end of the second quarter of 2026. As we complete integrations and ongoing initiatives, we expect that margins will expand across 2026 and return to a more normalized margin profile with gross margin percentages in the low 50s.

During the fourth quarter of 2025, we executed disciplined capital allocation actions, including a $197.8 million of debt repayment and $39.8 million of share repurchases, reflecting our confidence in the business and our focus on long-term shareholder value creation.

Selling, general and administrative expenses for the three months ended Dec. 31, 2025 increased $131 million, or 71%, to $316 million from $185 million for the prior-year period, representing 43.8% of revenue, primarily due to $81 million of distributor termination costs, further investments in our “Live Fit Go” marketing initiative, and increased expenditures associated with having three brands in the portfolio. Adjusted selling, general and administrative expenses, which excludes distributor termination costs and acquisition-related costs, represented 31.8% of revenue in the fourth quarter of 2025.10

Diluted earnings per share for the fourth quarter of 2025 was $0.04 compared to $(0.11) for the prior-year period. Non-GAAP adjusted diluted earnings per share for the fourth quarter of 2025 was $0.26 compared to $0.14 for the prior-year period.

Distributor Transition Update
During the fourth quarter of 2025, the company recorded additional costs related to previously announced distributor terminations associated with our acquisition of Alani Nu and its distribution transition to the PepsiCo system. The total buyout obligation recorded as of the end of the fourth quarter of 2025 was approximately $327.5 million, which included the estimated buyout of $246.7 million recognized in the third quarter of 2025 and additional expenses of $80.8 million recorded in the fourth quarter of 2025.

Since the transition of Alani Nu distribution in the U.S. and Canada to the PepsiCo system on Dec. 1, 2025, ACV increased from approximately 87%11 at the beginning of the fourth quarter of 2025 to 94.2%12 as of the week ended Feb. 1, 2026.

Retail Performance
Retail sales of the Celsius Holdings portfolio (CELSIUS, Alani Nu and Rockstar Energy) in U.S. tracked channels (MULO+ w/C) increased 24.4% for the 13-week period ended Dec. 28, 2025.13 Celsius Holdings held an approximate 20%14 dollar share in the U.S. RTD energy category for the period.

10 Please see “Use of Non-GAAP Measures”
11 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy
12 Circana Total US MULO+ w/C L13W ended 02/01/26, RTD Energy
13 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy
14 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy

CELSIUS brand retail sales increased 12.8% year over year for the 13-week period ended Dec. 28, 202515 and brand CELSIUS held a 10.9% dollar share in the U.S. RTD energy category for the period16.

Alani Nu retail sales increased 76.9% year over year for the 13-week period ended Dec. 28, 2025,17 continuing its category outperformance driven by strong innovation, distribution and adoption by new consumers. The brand held a 6.7% dollar share in the U.S. RTD energy category for the period18. Celsius Holdings acquired the Alani Nu brand on April 1, 2025.

Rockstar Energy retail sales decreased 10.3% year over year for the 13-week period ended Dec. 28, 202519 and Rockstar Energy held a 2.4% dollar share in the U.S. RTD energy category for the period20. Celsius Holdings acquired the Rockstar Energy brand in the U.S. and Canada on Aug. 28, 2025.

Full-Year 2025 and Fourth Quarter Earnings Webcast
Management will host a webcast today, Thursday, Feb. 26, 2026, at 8:00 a.m. ET to discuss the company’s full-year and fourth quarter 2025 financial results with the investment community. Investors are invited to join the webcast accessible from https://ir.celsiusholdingsinc.com. Downloadable files, an audio replay and transcript will be made available on the Celsius Holdings investor relations website.

About Celsius Holdings, Inc.
Celsius Holdings, Inc. (Nasdaq: CELH) is a functional beverage company and the owner of energy drink brand CELSIUS®, hydration brand CELSIUS HYDRATIONTM, health and wellness brand Alani Nu® and Rockstar Energy®. Born in fitness and pioneering the rapidly growing, better-for-you, functional beverage category, the company creates and markets leading functional beverage products. For more information, please visit www.celsiusholdingsinc.com.

Contact
Paul Wiseman
Investors: investorrelations@celsius.com
Press: press@celsius.com

Forward-Looking Statements
This press release contains statements by Celsius Holdings, Inc. (“Celsius Holdings”, “we”, “us”, “our” or the “Company”) that are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our prospects, plans, business strategy and expected financial and operational results. You can identify these statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would”, ”could”, ”project”, ”plan”, “potential”, ”designed”, “seek”, “target”, variations of these terms, the negatives of such terms and similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. You should not rely on forward-looking statements because our actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: changes to our commercial agreements with PepsiCo, Inc.; management’s plans and objectives for international expansion and global operations; general economic and business conditions; our business strategy for expanding our presence in our industry; our expectations of revenue; operating costs and profitability; our expectations regarding our strategy and investments; our ability to successfully integrate business that we may acquire, including Alani Nutrition LLC (“Alani Nu”) and Rockstar Energy; our ability to achieve the benefits that we expect to realize as a result of our acquisitions, including Alani Nu and Rockstar Energy; the potential negative impact on our financial condition and results of operations if we fail to achieve the benefits that we expect to realize as a result of our business acquisitions, including Alani Nu and Rockstar Energy; liabilities of the businesses that we acquire that are not known to us; our expectations regarding our business, including market opportunity, consumer demand and our competitive advantage; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; the Company’s ability to comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”);and those other risks and uncertainties discussed in our most recently filed Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date the statements were made. We do not undertake any obligation to update forward-looking information, except to the extent required by applicable law.

15 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy
16 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy
17 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy
18 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy
19 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy
20 Circana Total US MULO+ w/C L13W ended 12/28/25, RTD Energy

CELSIUS HOLDINGS, INC. - FINANCIAL TABLES
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$398,866	$890,190
Restricted cash	141,121	—
Accounts receivable-net	755,499	270,342
Inventories-net	337,698	131,165
Prepaid expenses and other current assets	128,806	18,759
Deferred other costs-current	49,164	14,124
Total current assets	1,811,154	1,324,580

Property, plant and equipment-net	87,910	55,602
Deferred tax assets	96,013	38,699
Other long-term assets	43,434	29,990
Deferred other costs-non-current	771,635	234,215
Brands-net	1,280,311	907
Customer relationships-net	111,604	11,306
Goodwill	917,560	71,582
Total Assets	$5,119,621	$1,766,881

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$137,930	$41,287
Accrued expenses	230,721	148,780
Income taxes payable	49,612	10,834
Accrued distributor termination fees	264,088	—
Accrued promotional allowance	307,922	135,948
Contingent consideration	25,000	—
Deferred revenue - current	26,988	9,513
Other current liabilities	36,465	19,173
Total current liabilities	1,078,726	365,535

Long-term debt	669,926	—
Deferred revenue-non-current	401,155	157,714
Other long term liabilities	28,372	19,215
Total Liabilities	2,178,179	542,464

Commitment and contingencies

Mezzanine Equity:
Series A convertible preferred stock, $0.001 par value, 1,467 shares issued and outstanding as of December 31, 2025 and December 31, 2024	852,355	824,488
Series B convertible preferred stock, $.001 par value, 390 and 0 shares issued and outstanding as of December 31, 2025 and December 31, 2024	907,620	—
Stockholders’ Equity:
Common stock, $0.001 par value; 400,000 shares authorized, 258,108 shares issued and 256,906 shares outstanding as of December 31, 2025; and 235,087 shares issued and 235,014 shares outstanding as of December 31, 2024, respectively.	101	79
Treasury stock, at cost, 1,202 shares and 73 shares as of December 31, 2025 and 2024, respectively	(48,226)	(2,585)
Additional paid-in capital	1,050,518	300,164
Accumulated other comprehensive income (loss)	3,162	(3,250)
Retained earnings	175,912	105,521
Total Stockholders’ Equity	1,181,467	399,929
Total Liabilities, Mezzanine Equity and Stockholders’ Equity	$5,119,621	$1,766,881

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue	$721,628	$332,197	$2,515,269	$1,355,630
Cost of revenue	379,798	165,524	1,247,936	675,423
Gross profit	341,830	166,673	1,267,333	680,207
Selling, general and administrative expenses	235,011	185,169	798,810	524,479
Distributor Termination fees	80,754	—	327,461	—
Income (loss) from operations	26,065	(18,496)	141,062	155,728

Other (expense) income:
Interest income	4,354	7,864	21,085	39,263
Interest expense	(12,654)	—	(48,977)	—
Other, net	4,841	415	11,863	59
Total other (expense) income	(3,459)	8,279	(16,029)	39,322

Net income (loss) before provision for income taxes	22,606	(10,217)	125,033	195,050

Provision for income taxes	2,133	(8,659)	(17,034)	(49,976)
Net income (loss)	$24,739	$(18,876)	$107,999	$145,074

Dividends on convertible preferred stock	(14,319)	(6,912)	(37,608)	(27,500)
Income allocated to participating preferred stock	(1,282)	—	(6,554)	(10,117)
Net income (loss) attributable to common stockholders	$9,138	$(25,788)	$63,837	$107,457

Other comprehensive income:
Foreign currency translation gain (loss), net of income tax	654	(2,912)	6,412	(2,549)
Comprehensive income (loss)	$9,792	$(28,700)	$70,249	$104,908

Earnings (loss) per share
Basic	$0.04	$(0.10)	$0.25	$0.46
Diluted	$0.04	$(0.11)	$0.25	$0.45

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of GAAP net income to non-GAAP adjusted EBITDA and Adjusted EBITDA Margin

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Net income (GAAP measure)	$24,739	$(18,876)	$107,999	$145,074
Add back/(Deduct):
Net interest (expense) income	8,300	(7,864)	27,892	(39,263)
Provision for income taxes	(2,133)	8,659	17,034	49,976
Depreciation and amortization expense	8,935	2,385	29,451	7,274
Non-GAAP EBITDA	39,841	(15,696)	182,376	163,061
Stock-based compensation[1]	9,203	5,905	28,050	19,591
Foreign exchange	(969)	1,378	(1,431)	1,734
Reorganization Costs[2]	—	5,965	482	5,965
Acquisition and Integration Costs[3]	5,235	2,008	59,524	2,008
Penalties[4]	—	9,350	710	9,350
Inventory step-up adjustment[5]	—	—	22,448	—
Distributor Termination[6]	80,754	—	327,461	—
Legal Settlement Costs[7]	—	54,005	—	54,005
Non-GAAP Adjusted EBITDA	$134,064	$62,915	$619,620	$255,714

Non-GAAP Adjusted EBITDA Margin	18.6%	18.9%	24.6%	18.9%

Reconciliation of GAAP diluted Earnings per share to non-GAAP Adjusted diluted Earnings per share

	Three months ended December 31,			Twelve months ended December 31,
	2025	2024		2025	2024
Diluted earnings per share (GAAP measure)	$0.04	$(0.11)		$0.25	$0.45
Add back/(Deduct)[8]:

Reorganization Costs[2]	—	0.05		—	0.05
Acquisition and Integration Costs[3]	0.01	0.01		0.16	0.01
Penalties[4]	—	0.03		—	0.03
Inventory step-up adjustment[5]	—	—		0.06	—
Distributor Termination[6]	0.21	—		0.87	—
Legal Settlement Costs[7]	—	0.16	—	—	0.16
Non-GAAP adjusted diluted earnings per share	$0.26	$0.14		$1.34	$0.70
21b22
121Selling, general and administrative expenses related to employee non-cash stock-based compensation expense. Stock-based compensation expense consists of non-cash charges for the estimated fair value of unvested restricted share unit and stock option awards granted to employees and directors. The Company believes that the exclusion provides a more accurate comparison of operating results and is useful to investors to understand the impact that stock-based compensation expense has on its operating results.
2 Reorganization costs represent international re-alignment costs incurred.
322Fees and professional services related to acquisition activity.
4 Accrued expense related to contractual co-packer obligations.
5 Non-cash inventory valuation step-up from the Alani Nu and Rockstar acquisitions, which was recognized as an adjustment to the cost of revenue.
6 Distributor termination expense accrual.
7 2024 accrued expense for estimated liability in connection with certain ongoing litigation for the quarter ended December 31, 2024. 2024 accrued expense for SEC settlement during the quarter ended December 31, 2024.
8 Add backs and deductions are net of their respective impacts from tax and reallocation of earnings to participating securities. The total tax effect of the adjusted items for the year ended December 31, 2025 was $(1.09) per diluted share, which includes the tax effect of deductible acquisition costs, distributor termination, and inventory step-up adjustments. The total tax effect of the adjusted items for the quarter ended December 31, 2025 was $(0.22) per diluted share. Tax effects are determined based on the tax treatment of the related item, the incremental statutory rate of the jurisdictions pertaining to the adjustment, and their effects on pre-tax income (loss).

Reconciliation of GAAP SG&A as a % of Revenue to non-GAAP Adjusted SG&A as a % of Revenue

	Three months ended December 31,		Twelve months ended December 31,
	2025	2024	2025	2024
Distributor Termination	$80,754	$—	$327,461	$—
Percentage of Revenue	11.2%	—%	13.0%	—%

Sales and Marketing expense	$168,444	$83,897	$548,794	$350,658
Percentage of Revenue	23.3%	25.3%	21.8%	25.9%

General and Administrative expense	$66,576	$101,272	$250,015	$173,821
Percentage of Revenue	9.2%	30.5%	9.9%	12.8%
(Deduct):
Acquisition and Integration Costs[3]	$(5,236)	(2,008)	$(59,524)	(2,008)
Penalties[4]	$—	(9,350)	$(710)	(9,350)
Legal Settlement Costs[7]	$—	(54,005)	$—	(54,005)
Non-GAAP Adjusted General and Administrative expense	$61,341	$35,909	$189,781	$108,458
Percentage of Revenue	8.5%	10.8%	7.5%	8.0%

Selling, General and Administrative expenses	$315,765	$185,169	$1,126,271	$524,479
Percentage of Revenue	43.8%	55.7%	44.8%	38.7%
(Deduct):
Acquisition and Integration Costs[3]	(5,235)	(2,008)	(59,524)	(2,008)
Penalties[4]	—	(9,350)	(710)	(9,350)
Distributor Termination[6]	(80,754)	—	(327,461)	—
Legal Settlement Costs[7]	—	(54,005)	—	(54,005)
Non-GAAP Adjusted SG&A	$229,776	$119,805	$738,576	$459,115
Percentage of Revenue	31.8%	36.1%	29.4%	33.9%

3 Fees and professional services related to acquisition activity.
4 Accrued expense related to contractual co-packer obligations.
6 Distributor termination expense accrual.
7 2024 accrued expense for estimated liability in connection with certain ongoing litigation for the quarter ended December 31, 2024. 2024 accrued expense for SEC settlement during the quarter ended December 31, 2024.

USE OF NON-GAAP MEASURES

Celsius defines Adjusted EBITDA as net income before net interest (expense) income, income tax expense (benefit), and depreciation and amortization expense, further adjusted by excluding stock-based compensation expense, foreign exchange gains or losses, distributor termination fees, legal settlement costs, reorganization costs, acquisition costs, penalties, and inventory step-up adjustment. Adjusted EBITDA Margin is the ratio between the company’s Adjusted EBITDA and net revenue, expressed as a percentage. Adjusted diluted earnings per share is GAAP diluted earnings per share net of add backs and deductions for distributor termination, legal settlement costs, reorganization costs, acquisitions and integration costs, penalties, and inventory step-up adjustment. Adjusted SG&A is GAAP SG&A adjusted for acquisition costs, distributor termination fees, penalties and certain legal accruals. SG&A as a % of revenue is the ratio between Adjusted SG&A and net revenue. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue are non-GAAP financial measures.

Celsius uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue for operational and financial decision-making and believes these measures are useful in evaluating its performance because they eliminate certain items that management does not consider indicators of Celsius’ operating performance. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue may also be used by many of Celsius’ investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. Celsius believes that the presentation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue, provides useful information to investors by allowing an understanding of measures that it uses internally for operational decision-making, budgeting and assessing operating performance.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of Celsius’ results as reported under GAAP. Celsius strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share. Adjusted SG&A, and Adjusted SG&A as percentage of revenue as defined by Celsius, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare Celsius’ use of these non-GAAP financial measures with those used by other companies.